Exhibit 4.2

FIRST AMENDMENT TO SERIES A PREFERRED UNIT PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO SERIES A PREFERRED UNIT PURCHASE AGREEMENT (this “First Amendment”), is entered into as of February 2, 2017, by and among KNOT OFFSHORE PARTNERS LP, a Marshall Islands limited partnership (the “Partnership”), and the Purchasers party to the Purchase Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Partnership and Purchasers are parties to that certain SERIES A PREFERRED UNIT PURCHASE AGREEMENT, dated as of December 6, 2016 (as amended by the Assignment and Novation Agreement dated December 20, 2016 (and, if the context so requires, as amended and modified by this First Amendment), the “Purchase Agreement”);

WHEREAS, the Partnership and the Purchasers desire to amend the Purchase Agreement to provide for the issuance and sale of Additional Units on one or more Closing Dates on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

Section 1.    Defined Terms. Capitalized terms used but not defined herein (including in the preamble and recitals set forth above) shall have the meanings ascribed to them in the Purchase Agreement.

Section 2.    Amendments to the Purchase Agreement.

a.    Section 1.01 of the Purchase Agreement is hereby amended by deleting the definition of “Closing Date” in its entirety and substituting the following:

“Closing Date” means the date on which a Closing occurs. For the avoidance of doubt, references in this Agreement to the “Closing Date” shall refer, as the context requires, to the First Closing Date and/or any additional Closing Date, as contemplated by Section 2.02.

b.    Section 1.01 of the Purchase Agreement is hereby amended by deleting the definition of “Drop-Dead Date” in its entirety and substituting the following:

“Drop-Dead Date” means June 30, 2017.

c.    Section 1.01 of the Purchase Agreement is hereby amended by adding the following term:

“First Closing Date” means February 2, 2017 or such other time and date as the Purchasers and the Partnership may agree upon in writing.

d.    Section 1.01 of the Purchase Agreement is hereby amended by deleting the definition of “OMP” in its entirety and substituting the following:

“OMP” means OMP AY Preferred Limited, a company with limited liability organized under the laws of the Republic of Malta.

e.    Section 1.01 of the Purchase Agreement is hereby amended by deleting the definition of “Purchased Units” in its entirety and substituting the following:

“Purchased Units” means, collectively, the Series A Preferred Units set forth opposite each Purchaser’s name on Schedule A hereto and any Additional Units to be purchased on any Closing Date by any Additional Purchasers.

f.    Section 1.01 of the Purchase Agreement is hereby amended by deleting the definition of “Registration Rights Agreement” in its entirety and substituting the following:

“Registration Rights Agreement” means the Registration Rights Agreement, substantially in the form attached hereto as Exhibit D, to be entered into at the Closing, between the Partnership and the Purchasers that are signatories thereto or who sign a joinder thereto.

g.    Section 2.02 of the Purchase Agreement is hereby amended by adding “First Closing Date, or on a subsequent” before “Closing Date” and by adding “(which such subsequent Closing Date shall be on or prior to June 30, 2017)” after “Closing Date.”

h.    Section 2.03 of the Purchase Agreement is hereby amended by adding “For the avoidance of doubt, references in this Agreement to “the Closing” shall refer, as the context requires, to the consummation of the purchase and sale of Purchased Units on the First Closing Date or on any subsequent Closing Date.”

i.    Section 2.07 is hereby amended by deleting clause (a) in its entirety and substituting the following clause (a) in lieu thereof:

(a)    Deliveries of the Partnership. At a Closing, the Partnership shall deliver, or cause to be delivered, to the Purchasers at such Closing:

(i)    An opinion from Vinson & Elkins L.L.P., U.S. counsel for the Partnership, in substantially the form attached hereto as Exhibit A, which shall be addressed to the Purchasers and dated the applicable Closing Date;

(ii)    An opinion from Watson Farley & Williams, counsel relating to matters of the law of the Republic of the Marshall Islands, in substantially the form attached hereto as Exhibit B, which shall be addressed to the Purchasers and dated the applicable Closing Date;

(iii)    At the First Closing Date, an executed copy of the Second Amended and Restated Agreement of Limited Partnership of the Partnership, substantially in the form agreed to by the parties hereto (the “Second A&R LPA”);

(iv)    An executed copy of the Registration Rights Agreement;

(v)    A “Supplemental Listing Application” approving the Conversion Units underlying the Series A Preferred Units issued at such Closing for listing by the NYSE;

(vi)    Evidence of issuance of the Purchased Units credited to book-entry accounts maintained by the transfer agent and registrar for the Series A Preferred Units, bearing a restrictive notation meeting the requirements of the Partnership Agreement and as required under applicable securities laws;

(vii)    A certificate of an officer of the Partnership, dated the applicable Closing Date, certifying as to and attaching (A) the certificate of formation of the Partnership, (B) the Partnership Agreement, (C) board resolutions authorizing the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby, including the issuance of the Purchased Units and the Conversion Units, and (D) the incumbency of the officers authorized to execute the Transaction Documents on behalf of the Partnership, setting forth the name and title and bearing the signatures of such officers;

(viii)    A certificate of the Chief Executive Officer and Chief Financial Officer of the Partnership, dated the applicable Closing Date, certifying, in his capacities, to the effect that the conditions set forth in Sections 2.05(a) and (b) have been satisfied;

(ix)    A cross-receipt executed by the Partnership and delivered to the Purchasers certifying that it has received from the Purchasers an amount in cash equal to the Total Funding Obligation with respect to the Purchased Units to be issued and sold at such Closing and, with respect to the cross-receipt for OMP, that the Partnership has paid to OMP the Transaction Fee (which Transaction Fee payment will be made by netting the Transaction Fee due to OMP from the OMP Funding Obligation);

(x)    A fully executed waiver of the General Partner with respect to the rights of the General Partner and its Affiliates under Section 5.7(a) of the Partnership Agreement; and

(xi)    Such other documents relating to the transactions contemplated by this Agreement as a Purchaser or its counsel may reasonably request.

j.    Section 2.07 is hereby amended by deleting clause (b) in its entirety and substituting the following clause (b) in lieu thereof:

(b)    Deliveries of Each Purchaser. At the Closing, each Purchaser shall deliver or cause to be delivered to the Partnership:

(i)    In connection with the Closing, the Registration Rights Agreement or joinder thereto, which shall have been duly executed by such Purchaser;

(ii)    A cross-receipt executed by such Purchaser and delivered to the Partnership certifying that it has received from the Partnership the number of Series A Preferred Units and the Transaction Fee (in the case of Purchased Units purchased by OMP on the First Closing Date), each to be received by such Purchaser, as applicable, in connection with the Closing;

(iii)    A certificate of an authorized officer of such Purchaser, dated the Closing Date, in his or her applicable capacity, to the effect that the conditions set forth in Sections 2.06(a) and (b) have been satisfied;

(iv)    Payment of such Purchaser’s Funding Obligation (which payment, in the case of the OMP Funding Obligation at Closing, will be made by netting the Transaction Fee due to OMP from OMP’s Funding Obligation) payable by wire transfer of immediately available funds to an account designated in advance of the Closing Date, by the Partnership;

(v)    A properly executed Internal Revenue Service Form W-8BEN-E or W-8IMY; and

(vi)    Such other documents relating to the transactions contemplated by this Agreement as the Partnership or its counsel may reasonably request.

k.    Section 5.02 of the Purchase Agreement is hereby amended and restated as follows:

Section 5.02    Listing of Units. Prior to a Closing, the Partnership will use its commercially reasonable efforts to obtain approval for listing, subject to notice of issuance, of the Conversion Units underlying the Purchased Units sold at such Closing on the NYSE.

l.    Section 5.04 of the Purchase Agreement is hereby amended by adding “First” before “Closing Date” in each instance.

m.    Section 7.01 of the Purchase Agreement is hereby amended by deleting “the Closing” from the first clause and substituting “the applicable Closing Date” in lieu thereof.

n.    Section 7.01(a) of the Purchase Agreement is hereby amended by adding “on any such Closing Date” after “not less than majority of the Purchased Units.”

o.    Section 7.01(b) of the Purchase Agreement is hereby amended by adding “on any such Closing Date” after “not less than majority of the Purchased Units.”

p.    Section 7.02(b) of the Purchase Agreement is hereby amended by adding “on any such Closing Date” after “not less than majority of the Purchased Units.”

q.    Section 8.01 (b) of the Purchase Agreement is hereby amended by adding “on the First Closing Date” after “paid by OMP for the Purchased Units.”

Section 6.     No Waiver. Except as expressly stated herein, nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Purchase Agreement or constitute a course of conduct or dealing among the parties. Except as amended hereby, the Purchase Agreement remains unmodified and in full force and effect. All references in the Transaction Documents to the Purchase Agreement shall be deemed to be references to the Purchase Agreement as amended hereby.

Section 8.     Counterparts. This First Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

Section 9.    Successors and Assigns. This First Amendment shall be binding upon the Partnership, each of the Purchasers and their respective successors and permitted assigns.

Section 10.    Further Assurance. Each party hereby agrees from time to time after the date first written above, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements and to take or cause to be taken such further or other action as may reasonably require in order to carry out the intent and purposes of this First Amendment.

Section 11.    Governing Law: Submission to Jurisdiction. This First Amendment, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this First Amendment or the negotiation, execution or performance of this First Amendment (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this First Amendment), will be construed in accordance with and governed by the laws of the State of New York without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of New York, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 12.     Severability. Wherever possible, each provision of this First Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this First Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this First Amendment.

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IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first set forth above.

OMP AY Preferred Limited

By:	/s/ Håvard Vikse
Name:	Håvard Vikse
Title:	Director

KNOT OFFSHORE PARTNERS LP

By:	/s/ John Costain
Name:	John Costain
Title:	Chief Executive and Chief Financial Officer

[SIGNATURE PAGE TO FIRST AMENDMENT TO SERIES A PREFERRED UNIT PURCHASE AGREEMENT]